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 FORM 4                                                                                                     OMB APPROVAL
                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION         -------------------------------
[ ] CHECK THIS BOX IF NO LONGER                     WASHINGTON, D.C. 20549                        OMB Number:           3235-0287
    SUBJECT TO SECTION 16. FORM                                                                   Expires:     September 30, 1998
    4 OR FORM 5 OBLIGATIONS MAY            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP           Estimated average burden
    CONTINUE. SEE INSTRUCTION 1(b).                                                               hours per response ........ 0.5


         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or type responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting       |   2. Issuer Name and Ticker or Trading Symbol     |  6. Relationship of Reporting Person(s)
   Person*                             |                                                   |     to Issuer (Check all applicable)
 Geary         Ronald        G.        |   Res-Care, Inc. (RSCR)                           |     X  Director  ____ 10% Owner
-------------------------------------------------------------------------------------------|     X  Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |    ___ Other (specify below)
                                       |     Security Number     |     Month/Year          |        President, Chairman & CEO
 10140 Linn Station Road               |     of Reporting        |     May 2002            |----------------------------------------
---------------------------------------|     Person (Voluntary)  |-------------------------|  7. Individual or Joint/Group Filing
               (Street)                |                         |  5. If Amendment,       |        (Check Applicable Line)
                                       |                         |     Date of Original    |   X Form filed by One Reporting Person
                                       |                         |     (Month/Year)        |  __ Form filed by More than One
 Louisville      KY          40223     |                         |                         |     Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip)

                         TABLE I - NON DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |    5/21/02    |   S   |       |  4,500 |  D   |   8.68   |             |    D    |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |    5/21/02    |   S   |       |  8,000 |  D   |   8.65   |             |    D    |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |    5/21/02    |   S   |       |  4,000 |  D   |   8.70   |             |    D    |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |    5/21/02    |   S   |       |  1,700 |  D   |   8.73   |             |    D    |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |    5/21/02    |   S   |       |    600 |  D   |   8.67   |             |    D    |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |    5/21/02    |   S   |       |    100 |  D   |   8.66   |             |    D    |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |    5/22/02    |   S   |       |  1,100 |  D   |   8.54   |             |    D    |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |    5/28/02    |   S   |       |    600 |  D   |   8.32   |             |    D    |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |    5/29/02    |   S   |       |  5,500 |  D   |   8.19   |             |    D    |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |    5/29/02    |   S   |       | 11,000 |  D   |   8.20   |             |    D    |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |    5/29/02    |   S   |       |  4,000 |  D   |   8.21   |             |    D    |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |    5/29/02    |   S   |       |  1,000 |  D   |   8.22   |             |    D    |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |    5/29/02    |   S   |       |  5,000 |  D   |   8.18   |             |    D    |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |    5/30/02    |   S   |       |  2,700 |  D   |   8.18   |             |    D    |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |    5/30/02    |   S   |       |    200 |  D   |   8.19   |   740,073   |    D    |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |               |       |       |        |      |          |    93,000   |    I    |by LLC(2)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |               |       |       |        |      |          |    38,000   |    I    |by LLC(3)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |               |       |       |        |      |          |    93,000   |    I    |by LLC(1)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |               |       |       |        |      |          |     3,247   |    I    |by 401(k)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |               |       |       |        |      |          |     4,400   |    I    |by
                                       |               |       |       |        |      |          |             |         |  WIFE(4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                              (Over)
                                                                                                                     SEC 1474 (7-96)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

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FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------
Explanation of Responses:

(1) Shares are held by a limited liability company of which Mr. Geary is a member with a 50% membership interest.

(2) Shares held by a limited liability company in which Mr. Geary holds a 50% membership interest.

(3) Shares held by another LLC in which Mr. Geary holds 50% membership interest.

(4) Shares held by Mrs. Geary in which Mr. Geary disclaims any beneficial ownership.



                                                                        /s/ Ronald G. Geary                            6/10/02
                                                                      ------------------------------------        -----------------
                                                                        **Signature of Reporting Person                  Date



**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-96)
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